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Donaldson, Lufkin & Jenrette
Securities Corporation
277 Park Avenue
New York, New York 10172

                           OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING ORDINARY SHARES
                                       OF
                              GCR HOLDINGS LIMITED
                                       AT
                              $27.00 NET PER SHARE
                                       BY
                             EXEL ACQUISITION LTD.
                          A WHOLLY OWNED SUBSIDIARY OF
                                  EXEL LIMITED

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                     NEW YORK CITY TIME, ON JUNE 11, 1997,
                         UNLESS THE OFFER IS EXTENDED.

                                                                    May 14, 1997

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by EXEL ACQUISITION LTD., a Cayman Islands company (the "Purchaser"), and EXEL LIMITED, a Cayman Islands company, to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding Ordinary Shares, par value $.10 per share (the "Shares"), of GCR HOLDINGS LIMITED, a Cayman Islands company (the "Company"), at a purchase price of $27.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 14, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH SHARES BENEFICIALLY OWNED BY EXEL LIMITED AND ITS SUBSIDIARIES, SHALL BE NOT LESS THAN SEVENTY-FIVE PERCENT OF THE SHARES THEN OUTSTANDING, CALCULATED ON A FULLY DILUTED BASIS. SEE THE INTRODUCTION AND SECTIONS 1, 14 AND 15 OF THE OFFER TO PURCHASE.
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    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1.  The Offer to Purchase dated May 14, 1997;

        2. The Letter of Transmittal to tender Shares for your use and for the information of your clients;

        3. A letter to the shareholders of the Company from the Chairman of the Board of Directors of the Company, together with the Solicitation/Recommendation Statement on Schedule 14D-9;

        4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates representing Shares are not immediately available or time will not permit such certificates and all other required documents to reach ChaseMellon Shareholder Services, L.L.C. (the "Depositary") prior to the Expiration Date as defined in the Offer to Purchase or if the procedure for book-entry transfer cannot be completed on a timely basis;

        5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7.  A return envelope addressed to the Depositary.

    The Board of Directors of the Company has unanimously approved the Offer and the Amalgamation (as described in the Offer to Purchase), has determined that each of the Offer and the Amalgamation is fair to, and in the best interests of, the shareholders of the Company, and recommends that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended and amended) the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as permitted by Section 4 of the Offer to Purchase) prior to the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14 of the Offer to Purchase. In addition, subject to applicable rules of the Securities and Exchange Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 15 of the Offer to Purchase or in order to comply in whole or in part with any other applicable law.

    In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, Midwest Securities Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and
(iii) any other documents required by the Letter of Transmittal.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 11, 1997, UNLESS THE OFFER IS EXTENDED. In order to accept the Offer, an appropriate, duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and any other required documents should be sent to the Depositary and either Share

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Certificates representing the tendered Shares should be delivered to the
Depositary or the Shares should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    Neither EXEL LIMITED nor the Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. You will, upon request, be reimbursed by EXEL LIMITED or the Purchaser for customary clerical and mailing expenses incurred by you in forwarding offering materials to your customers.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Dealer Manager or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,
                                          Donaldson, Lufkin & Jenrette
                                             Securities Corporation

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE DEALER MANAGER, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE OFFER TO PURCHASE AND THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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